FOR IMMEDIATE RELEASE                                EXHIBIT 99.1

Austin, Texas, May 8, 2014 ‑ Ross R. Moody, President of National Western Life Insurance Company (Nasdaq: NWLI), announced today first quarter 2014 consolidated net earnings of $19.8 million, or $5.61 per diluted Class A common share, compared with consolidated net earnings of $16.6 million, or $4.70 per diluted Class A common share, for the first quarter of 2013. The Company's book value per share increased to $406.54 as of March 31, 2014 from $398.36 at December 31, 2013.

Operating revenues, excluding realized gains on investments and realized and unrealized gains on index options, increased to $155.9 million for the quarter ended March 31, 2014, compared to $154.3 million reported in the first quarter of 2013. Mr. Moody noted, "The first quarter of the year is typically the slowest in terms of sales volume, so it was gratifying to see life insurance sales grow 8% compared to the first quarter of last year." Included in first quarter operating revenues were net investment earnings of $107.9 million in 2014 and $106.4 million in 2013. Mr. Moody observed, "Interest rate levels fell from where they finished the end of 2013 with the ten-year Treasury yield dropping roughly thirty basis points. We continue to operate in a historically low interest rate environment, which presents challenges to life insurers like National Western who offer interest-sensitive products. However, we have been able to purchase investment grade debt securities consistent with our crediting rate levels on new products and our mix of sales weighted more toward fixed-index products alleviates some of the stress on interest margins."

The Company reported earnings from operations, excluding net realized gains and losses on investments, of $18.8 million for the quarter ended March 31, 2014, or $5.33 per diluted Class A common share, compared to $15.1 million, or $4.27 per diluted Class A common share, in the same period for 2013. Commenting on the financial performance of the Company, Mr. Moody stated that policy benefits and operating expenses were in line with expectations. "Excluding contract interest credited toward policyholders our remaining policy benefits and expenses in the first quarter totaled $65.0 million this year versus $65.4 million in the first quarter of 2013. We experienced a consistent level of mortality claims in this year's first quarter and have maintained a watchful eye on discretionary expenses, " Mr. Moody remarked.

Founded in 1956, National Western Life is a stock life insurance company offering a broad portfolio of individual universal life, whole life and term insurance plans, annuity products, and investment contracts meeting the financial needs of its customers in 49 states as well as residents of various countries in Central and South America, the Caribbean, Eastern Europe, Asia, and the Pacific Rim. The Company has approximately 275 employees and 22,670 contracted independent agents, brokers, and consultants, and at March 31, 2014, maintained total assets of $10.9 billion, stockholders' equity of $1.5 billion, and life insurance in force of $22.5 billion.

Caution Regarding Forward-Looking Statements:
This press release contains statements which are or may be viewed as forward-looking within the meaning of The Private Securities Litigation Reform Act of 2005. Forward-looking statements relate to future operations, strategies, financial results or other developments, and are subject to assumptions, risks, and uncertainties. Factors that may cause actual results to differ materially from those contemplated in these forward-looking statements can be found in the Company's Form 10-K filed with the Securities and Exchange Commission. Forward-looking statements speak only as of the date the statement was made and the Company undertakes no obligation to update such forward-looking statements. There can be no assurance that other factors not currently anticipated by the Company will not materially and adversely affect our results of operations. Investors are cautioned not to place undue reliance on any forward-looking statements made by us or on our behalf.

National Western Life Insurance Company
News Release - Page 2

Summary of Consolidated Operating Results
(In thousands except per share data)

	Three Months Ended
	March 31,
	2014	2013
Revenues:
Revenues, excluding investment and index option gains	155,942	154,287
Realized and unrealized gains on index options	548	74,432
Realized gains on investments	1,513	2,313
Total revenues	158,003	231,032

Earnings:
Earnings from operations	18,842	15,129
Net realized gains on investments	984	1,503
Net earnings	19,826	16,632

Net earnings attributable to Class A shares	19,265	16,162

Basic Earnings Per Class A Share:
Earnings from operations	5.33	4.28
Net realized gains on investments	0.28	0.43
Net earnings	5.61	4.71

Basic Weighted Average Class A Shares	3,435	3,435

Diluted Earnings Per Class A Share:
Earnings from operations	5.33	4.27
Net realized gains on investments	0.28	0.43
Net earnings	5.61	4.70

Diluted Weighted Average Class A Shares	3,437	3,440

Investor Relations Contact:
Brian M. Pribyl - Senior Vice President, Chief Financial Officer and Treasurer
(512) 836-1010
bpribyl@nationalwesternlife.com
www.nationalwesternlife.com